SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

UBS AG

(Exact Name of Registrant as Specified in Its Charter)

Switzerland	90-0186363
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

Bahnhofstrasse 45, CH-8098 – Zurich, Switzerland Aeschenvorstadt 1, CH-4051 – Basel, Switzerland	N/A
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
ETRACS Bloomberg Commodity Index Total ReturnSM ETN Series B due October 31, 2039	NYSE Arca, Inc.
ETRACS Monthly Pay 2xLeveraged Closed-End Fund ETN Series B due December 10, 2043	NYSE Arca, Inc.
ETRACS Monthly Pay 2xLeveraged US High Dividend Low Volatility ETN Series B due October 21, 2049 ETRACS Monthly Pay 2xLeveraged Wells Fargo MLP Ex-Energy ETN Series B due October 21, 2049	NYSE Arca, Inc. NYSE Arca, Inc.
ETRACS 2xMonthly Leveraged Wells Fargo® Diversified Business Development Company Index ETN Series B due October 21, 2049	NYSE Arca, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box:  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box:  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box:  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-225551 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered

The Registrant filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3 (Registration Statement No. 333-225551) (the “Registration Statement”) containing a prospectus, dated October 31, 2018, relating to the Registrant’s Debt Securities and Warrants (the “Prospectus”). The Registration Statement was declared effective on October 31, 2018. On the date hereof, the Registrant intends to file with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, five prospectus supplements, each dated October 24, 2019 (the “Prospectus Supplements”) relating to five series of the Registrant’s Exchange Traded Access Securities (“ETRACS”), entitled (a) ETRACS Bloomberg Commodity Index Total ReturnSM ETN Series B due October 31, 2039; (b) ETRACS Monthly Pay 2xLeveraged Closed-End Fund ETN Series B due December 10, 2043; (c) ETRACS Monthly Pay 2xLeveraged US High Dividend Low Volatility ETN Series B due October 21, 2049; (d) ETRACS Monthly Pay 2xLeveraged Wells Fargo MLP Ex-Energy ETN Series B due October 21, 2049; and (e) ETRACS 2xMonthly Leveraged Wells Fargo® Diversified Business Development Company Index ETN Series B due October 21, 2049, each of which is part of the Registrant’s Medium-Term Notes, Series B. The Prospectus Supplements and the Prospectus are incorporated by reference to the extent set forth below.

The material set forth (i) under the headings “Description of Debt Securities We May Offer” on pages 12 to 31, “Considerations Relating to Indexed Securities” on pages 52 to 54, “U.S. Tax Considerations” on pages 58 to 68 and “Tax Considerations Under the Laws of Switzerland” on pages 69 to 70 in the Prospectus and (ii) in the respective Prospectus Supplements are each incorporated herein by reference, as applicable. The outstanding principal amount of the securities of each series registered hereby may be increased from time to time in the future due to further issuances of securities having substantially the same terms. If any such additional securities are issued, a prospectus supplement relating to the additional securities will be filed with the Securities and Exchange Commission and will be incorporated herein by reference. The securities of each series registered hereby are, and any additional securities of such series registered hereby in the future will be, all part of a single series of the Registrant’s Medium-Term Notes, Series B, as described in the documents referenced above.

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, the following exhibits are being filed with the Commission in connection with this Registration Statement on Form 8-A:

1.	Debt Indenture, dated as of June 12, 2015, between the Company and U.S. Bank Trust National Association, as debt trustee (incorporated by reference to Exhibit 4.22 of the Registrant’s registration statement no. 333-204908).

2.	Form of ETRACS Bloomberg Commodity Index Total ReturnSM ETN Series B due October 31, 2039.

3.	Form of ETRACS Monthly Pay 2xLeveraged Closed-End Fund ETN Series B due December 10, 2043.

4.	Form of ETRACS Monthly Pay 2xLeveraged US High Dividend Low Volatility ETN Series B due October 21, 2049.

5.	Form of ETRACS Monthly Pay 2xLeveraged Wells Fargo MLP Ex-Energy ETN Series B due October 21, 2049.

6.	Form of ETRACS 2xMonthly Leveraged Wells Fargo® Diversified Business Development Company Index ETN Series B due October 21, 2049.

7.	Officers’ Certificate of the Registrant pursuant to Section 301 of the Debt Indenture setting forth the terms of the Registrant’s Medium-Term Notes, Series B (incorporated by reference to Exhibit 3 of the Registrant’s registration statement on Form 8-A, filed with the Commission on July 14, 2015).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

UBS AG (Registrant)
Dated: October 24, 2019

	By:	/s/ Timothy Geller
	Name:	Timothy Geller
	Title:	Executive Director and Counsel Region Americas Legal

	By:	/s/ Shruti Senapati
	Name:	Shruti Senapati
	Title:	Director